EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of October 9, 2000 (the "Effective Date"), by and between Evercom, Inc., a Delaware corporation, (the "Company"), and Richard Falcone (the "Executive").

                                    RECITALS

     WHEREAS, the Company desires to employ the Executive and the Executive desires to furnish services to the Company and the Company's affiliates on the terms and conditions hereinafter set forth;

     WHEREAS, the parties desire to enter into this Agreement in order to set forth the terms and conditions of the employment relationship of the Executive with the Company;

     WHEREAS, the Executive and the Company each acknowledge and agree that the terms and conditions of employment set forth below are reasonable and necessary in order to protect the legitimate business interests of the Company and to compensate the Executive for information, knowledge and experience brought to or gained from the Company;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

     1. EMPLOYMENT.  The Company hereby agrees to employ the Executive,  and the
Executive  hereby  accepts  such   employment,   on  the  terms  and  conditions
hereinafter set forth.


     2. EMPLOYMENT PERIOD. The period of employment of the Executive by the Company hereunder (the "Employment Period") shall commence on the Effective Date, October 9, 2000, and shall end on January 1, 2003 (unless Executive's employment hereunder is earlier terminated in accordance with Section 5 of the Agreement). Commencing on January 1, 2003, the Employment Period shall be extended for successive one-year periods (individually, a "Renewal Period"), unless a notice not to extend this Agreement shall have been given by either party hereto to the other not later than 90 days immediately preceding the commencement of the Renewal Period (or unless Executive's employment hereunder is earlier terminated in accordance with Section 5 of this Agreement). Unless the context otherwise requires, the Employment Period shall for purposes of this Agreement be deemed to include the current Renewal Period (if any), and shall automatically end upon Executive's termination of employment with the Company.

     3. POSITION AND DUTIES. The Executive shall devote his full time, attention, skills and energies during the Employment Period to the business of the Company, performing such specific functions on behalf of the Company that are generally incident to and consistent with the Executive's position as the Board of Directors of the Company may direct. The Executive shall hold the position of Chief Executive Officer of the Company and shall report directly to the Board of Directors and have all powers and duties which are associated with such position in the industries in which the Company is engaged. Notwithstanding the foregoing, the Executive shall be prohibited from serving on the boards of directors of other companies, except with Board consent or as currently set forth on Schedule 3. Nothing herein shall preclude the Executive from performing charity work or managing his own personal investments and affairs so long as such activities do not interfere with the performance of the Executive's duties hereunder.

     4. COMPENSATION AND RELATED MATTERS.

     (a) BASE SALARY. During the Employment Period, the Company shall pay the Executive a base salary at the rate specified in Exhibit A (the "Base Salary"), which Base Salary shall be paid in equal installments in accordance with the Company's payroll policy, subject to Section 5 below.

     (b) BONUS. During the Employment Period, the Executive shall receive the bonuses as specified in Exhibit A.
---------

     (c) OPTIONS. The Executive shall be awarded options to purchase the Company's common stock, as specified in Exhibit A.
---------

     (d) OTHER BENEFITS. During the Employment Period, the Executive shall be entitled to and eligible for group health insurance coverage and any other fringe benefits in accordance with policies applicable generally to salaried employees of the Company. The Executive shall also be entitled to 4 weeks paid vacation and other paid absences during the Employment Period in accordance with policies applicable generally to salaried employees of the Company and shall be reimbursed for reasonable expenses incurred in connection with the business of the Company and the performance of his duties hereunder in accordance with the policies established by the Company for reimbursement of such expenses.

     (e) RELOCATION. The Executive shall relocate to Dallas and shall be reimbursed up to $100,000 in relocation costs and living expenses plus temporary accommodations and reasonable travel to Executive's current home during the first 60 days of this Agreement.

     5. TERMINATION.

     (a) TERMINATION FOR CAUSE. Prior to the end of the Employment Period, the Company may terminate the Executive's employment under this Agreement for "Cause". For purposes of this Agreement, the Company shall have Cause to terminate the Executive's employment hereunder in the event the Executive: (i) has committed any act of willful misconduct, embezzlement or wrongful conversion of money or property belonging to the Company, or any act of fraud that adversely affects the business of or relates to the Company; (ii) is convicted of a felony at any time hereafter, which is reasonably likely to have an adverse effect on the Company or its business; (iii) has failed to comply with any material directive of the Board of Directors of the Company related to his employment duties promptly following notice to the Executive of such failure; or
(iv) has willfully and continually failed to substantially perform his duties hereunder (other than any such failure resulting from the Executive's death or health), and such failure continues for more than 10 days after written notice thereof to the Executive. The Executive will be furnished an opportunity upon reasonable notice to state his case to the Board of Directors with counsel prior to any termination for "Cause". If the Executive's employment is terminated by the Company for Cause, the Company shall pay the Executive any Base Salary accrued or owing to the Executive hereunder through the date of termination, less any amounts owed by the Executive to the Company, and the Company shall have no further liability or obligation to the Executive hereunder.

     (b) TERMINATION WITHOUT CAUSE. Prior to the end of the Employment Period, the Company may terminate the Executive's employment under this Agreement for a reason other than Cause or no reason whatsoever (i.e., without Cause). If the Company terminates the Executive's employment without Cause prior to the expiration of the Employment Period, the Company shall pay to the Executive an amount equal to (i) the Executive's annual Base Salary plus (ii) the benefits set forth in Section 4(d) which were paid to the Executive in the year prior to the year in which his employment was terminated plus (iii) a pro-rated bonus for the year in which Executive was terminated (based on the number of months the Executive was employed by the Company in such year), if the bonus target for such year was being achieved on the date of termination (on a pro rata basis, based on the number of months the Executive was employed by the Company in such year) (collectively, the "Severance Payment"). The Company may, at its option, pay the Severance Payment in a lump sum within 30 days after the date of termination of employment, or pay the Severance Payment over a twelve month period (commencing effective as of the date of termination of employment) in equal installments in accordance with the Company's payroll policy. If the Company terminates employment of the Executive because he has become disabled such that he is unable to perform the essential functions of his job (with reasonable accommodation) for a period of not less than 15 consecutive weeks, any such termination shall be deemed to be a termination without Cause pursuant to this Agreement. Similarly, the Executive's employment shall terminate upon his death, and shall be deemed a termination by the Company without Cause, with payments of the Severance Payment hereunder to be made to the Executive's estate.

     6.  CONFIDENTIAL  INFORMATION,  REMOVAL  OF  DOCUMENTS,   DEVELOPMENTS  AND
NON-COMPETITION, RELEASE.

     (a) CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company and its subsidiaries all trade secrets, confidential information, proprietary information, knowledge and data relating to the Company and/or the businesses or investments of the Company which may have been obtained by the Executive during the Executive's employment by the Company and its subsidiaries including such information with respect to any products, improvements, formulas, designs or styles, processes, services, customers, suppliers, marketing techniques, methods, know-how, data, future plans or operating practices ("Confidential Information"), provided that "Confidential Information" shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive or (ii) is or becomes available to the Executive on a non-confidential basis from a source that is not known to the Executive to be prohibited from disclosing such information to the Executive by a legal, contractual or fiduciary obligation. Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential
Information to anyone other than the Company and those designated by the Company.

     (b) REMOVAL OF DOCUMENTS. All records, files, drawings, letters, memoranda, reports, computer data, computer disks, electronic storage media, documents, models and the like relating to the business of the Company and/or the business of any of its subsidiaries, which the Executive prepares, uses or comes into contact with and which contain Confidential Information shall be the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company and shall not be removed by the Executive from the premises of the Company (without the written consent of the Company) during or after the Employment Period unless such removal shall be required or appropriate in connection with his carrying out his duties under this Agreement, and, if so removed by the Executive, shall be returned to the Company immediately upon termination of the Executive's employment hereunder, or earlier request by the Company (with the Executive retaining no copies thereof nor any notes or other records relating thereto).

     (c) DEVELOPMENTS. The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software and/or works of authorship relating in any way to the business, activities or affairs of the Company or any of its subsidiaries, whether patentable or not, which are created, made, conceived or reduced to practice (in whole or in part) by the Executive or under his direction or jointly with others during the Employment Period, whether or not during normal working hours or on the premises of the Company (collectively, "Developments"). The Executive agrees to assign and does hereby assign to the Company all of his right, title and interest in and to all Developments and related patents, copyrights and applications therefor. The Executive shall do all permissible things, and take all permissible action, necessary or advisable, in the Company's sole discretion and at the Company's expense, to cause any other person related to the Executive or an entity controlled by the Executive having an interest in a Development to assign to the Company all of such person's or entity's right, title and interest in and to such Development and related patents, copyrights and applications therefor. The Executive agrees to cooperate fully with the Company, both during and after the termination of the Employment Period, with respect to the procurements, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments.

     (d) NON-COMPETITION. During (i) the Executive's employment with the Company and (ii) the one-year period immediately following the expiration or earlier termination of the Employment Period, the Executive (A) shall not engage, anywhere within the geographical areas in which the Company or any of its subsidiaries is then conducting its business operations, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, executive or consultant of any other organization, in any business which involves or relates to providing services to a Competitive Business (defined below); (B) shall not solicit or encourage any officer, executive, independent contractor, vendor or consultant of the Company or any of its subsidiaries to leave the employ of, or otherwise cease his relationship with, the Company or any of its subsidiaries; and (C) shall not solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the customers or accounts, of the Company or any of its subsidiaries, which were served by any such entity during the time the Executive was employed by the Company. If the Executive violates any of the provisions of this Section 6(d), following his termination of employment, the computation of the time period provided herein shall be tolled from the first date of the breach until the earlier of (i) the date judicial relief is obtained by the Company, (ii) the Company states in writing that it will seek no judicial relief for said violation, or (iii) the Executive provides satisfactory evidence to the Company that such breach has been remedied. If, at any time, the provisions of this
Section 6(d) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this
Section 6(d) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 6(d) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. For purposes of this Section 6, Executive and the Company agree that "Competitive Business" shall mean (i) the inmate telephone business, (ii) the business of selling, leasing or otherwise providing law enforcement management systems, jail management systems, victim notification systems and/or other tracking or record systems to inmate, jail or correctional facilities, (iii) the billing, collection and/or validation business within the inmate telephone industry, and/or (iv) any material line of business that the Company or any of its subsidiaries are engaged in on the date of termination, expiration or non-extension of the Employment Period; provided, however, that Competitive Business shall not include an organization where the activities described in (i) through (iv) do not represent a material portion of such organization's revenues and the Executive's primary duties do not relate to such activities.

     (e) NON-COMPETITION IN EXPANSION MARKETS. Executive acknowledges that a valuable asset of the Company is the plan of the Company to extend and expand their business, by acquisition or otherwise, to areas of the United States of America which the Company does not yet serve as of the Effective Date. Accordingly, during (i) the Executive's employment with the Company and (ii) the one-year period immediately following the expiration or earlier termination of the Employment Period, the Executive shall not engage, anywhere in the United States of America, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, Executive or consultant of any other organization, in any Competitive Business. If the Executive violates any of the provisions of this Section 6(e), following his termination of employment, the computation of the time period provided herein shall be tolled from the first date of the breach until the earlier of (i) the date judicial relief is obtained by the Company, (ii) the Company states in writing that it will seek no judicial relief for said violation, or (iii) the Executive provides satisfactory evidence to the Company that such breach has been remedied. If, at any time, the provisions of this Section 6(e) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6(e) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 6(e) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

     (f) CONTINUING OPERATION. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this
Section 6.

     (g) LEGITIMATE BUSINESS INTERESTS. The Executive has carefully read and considered the provisions of this Section 6 and, having done so, agrees that the restrictions set forth herein, including, without limitation, the time and geographic restrictions set forth above, are fair and reasonable and are reasonably required for the protection of the legitimate business interests and goodwill of the Company.

     (h) REMEDIES. The Executive acknowledges that any violation of any of the covenants and agreements contained in this Section 6 would result in irreparable and continuing harm and damage to the Company which would be extremely difficult to quantify and for which money damages alone would not be adequate compensation. Consequently, the Executive agrees that, in the event he violates or threatens to violate any of these covenants and agreements, the Company shall be entitled to: (1) entry of an injunction enjoining such violation and/or requiring the Executive to return all materials or other proprietary information of the Company and (2) money damages insofar as they can be determined. Nothing in this Agreement shall be construed to prohibit the Company and its subsidiaries from also pursuing any other legal or equitable remedy, the parties having agreed that all remedies are cumulative.

     7. SEVERABILITY. Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.

     8. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

     9. BINDING AGREEMENT. This Agreement shall be binding upon Company and its affiliates, and the Executive and his assigns, heirs and legal representatives. Each of the Company's subsidiaries shall be third party beneficiaries of this Agreement and may independently enforce and benefit from the terms hereof.

     10. OTHER AGREEMENTS; INDEMNIFICATION. The Executive hereby represents that, except as set forth on Schedule 10 attached hereto, the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive's employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that his performance of all of the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to the date of this Agreement, and the Executive will not disclose to the Company or any subsidiary or induce the Company or any subsidiary to use any confidential or proprietary information or material belonging to any previous employer or others. The Executive hereby indemnifies and agrees to defend and hold the Company and its subsidiaries harmless from and against any and all damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and the costs of investigation) resulting or arising directly or indirectly from any breach of the foregoing representations or from allegations, claims, proceedings or actions by third parties relating to the confidential information belonging to them and disclosed by the Executive to the Company or any subsidiary. The Executive shall be indemnified and held harmless to the fullest extent permitted by applicable law, including ss. 145 of the General Corporation Law of the State of Delaware, from and against any and all damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and the costs of investigation) resulting or arising directly or indirectly as a consequence of the Executive's service as an officer and/or director of the Company or any of its subsidiaries. The Company shall maintain at all times during the Employment Period and for a period of no less than 2 years thereafter, directors and officers liability insurance having terms not less favorable than the policies in effect on the date hereof.

     11. WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable withholding of taxes required under federal, state or local law.

     12. RECITALS; HEADINGS; CONSTRUCTION. The Recitals set forth in the preamble of this Agreement shall be deemed to be included and form an integral part of this Agreement. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. All references herein to the word "or" shall mean "and/or." The parties, in acknowledgment that all of them have been represented by counsel and that this Agreement has been carefully negotiated, agree that the construction and interpretation of this Agreement and other documents entered into in connection herewith shall not be affected by the identity of the party or parties under whose direction or at whose expense this Agreement and such documents were prepared or drafted.

     13. TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     14. GOVERNING LAW. This Agreement shall be governed by the substantive laws of the State of Delaware, without regard to its conflicts of laws principles. In particular, Delaware substantive law will govern any controversy or claim between or among the parties hereto, including any claim arising out of or relating to this Agreement or based on or arising from an alleged tort.

     15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by both parties.

     16. NOTICES. Any notice, demand or other communication which may or is required to be given under this Agreement shall be in writing and shall be: (a) personally delivered; (b) transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested; (c) transmitted by reputable overnight courier service such as Federal Express; or (d) transmitted by legible facsimile (with answer back confirmation) to the parties' respective addresses as set forth opposite their signatures hereto). Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) 2 calendar days after the date of posting if transmitted by registered or certified mail, return receipt requested, (iii) the first business day after the date of deposit if transmitted by reputable overnight courier service or (iv) the date of transmission with confirmed answer back if transmitted by facsimile, whichever shall first occur. A notice or other communication not given as herein provided shall only be deemed given if and when such notice or communication is actually received in writing by the party to whom it is required or permitted to be given. The parties may change their address for purposes hereof by notice given to the other parties in accordance with the provisions of this Section, but such notice shall not be deemed to have been duly given unless and until it is actually received by the other party.

     17. COMMON LAW OR OTHER DUTIES. The Executive's and the Company's duties obligations, and agreements hereunder are in addition to (and not in limitation of) any duties or obligations under common law or statute owed to the Company or its subsidiaries by the Executive or by the Company to the Executive by reason of his position as officer, director or Executive, as applicable, of the Company or its subsidiaries.

     18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     19. ATTORNEYS' FEES. The Executive shall be reimbursed for reasonable attorneys' fees and expenses incurred in the negotiation of this Agreement.

                       [SIGNATURES ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

EVERCOM, INC.,
a Delaware corporation


By:
---------------------------------
Name:
Title:

Address: 8201 Tristar Drive
Irving, Texas 75063

Telephone: (972) 988-3737
Facsimile: (972) 988-3774


EXECUTIVE:




RICHARD FALCONE

Address: 33 MacCulloch Avenue
Morristown, New Jersey 07960

Telephone:
-----------------------------------


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                                    EXHIBIT A

                                   SCHEDULE 3

                                   SCHEDULE 10